Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated December 14, 2021, with respect to the Statement of Revenues and Direct Operating Expenses of Properties Acquired by Colgate Energy Partners III, LLC, for the year ended December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

September 8, 2022